Exhibit 99.2

PhaseBio Announces Term Loan of up to $15 Million

Entered into term loan facility with Silicon Valley Bank and WestRiver Innovation Lending Fund to borrow up to $15 million

Funds will be used to advance clinical development of PB2452, a reversal agent for ticagrelor, and for repayment of the existing term loan

Malvern, PA, and San Diego, CA, March 25, 2019 — PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for orphan diseases, today announced that the Company has secured up to $15 million in funds to support the clinical advancement of PB2452, a novel reversal agent for the antiplatelet drug ticagrelor, and for repayment of PhaseBio’s existing term loan in full.

PhaseBio entered into a $15 million term loan facility with Silicon Valley Bank and WestRiver Innovation Lending Fund, subject to funding in up to three tranches. PhaseBio received the initial tranche of $7.5 million upon execution of the loan agreement and will use the funds to repay PhaseBio’s existing term loan in full. The second tranche of $2.5 million will be available through May 31, 2019. PhaseBio will draw the remaining funding of $5 million upon the achievement of certain clinical milestones.

“We are pleased that our new partnership with WestRiver Innovation Lending Fund and our continued partnership with Silicon Valley Bank are able to support clinical advancements for our product candidates, including PB2452, which has the potential to be an important treatment for patients on ticagrelor who experience major bleeding or require urgent surgery,” said John Sharp, Chief Financial Officer of PhaseBio. “This funding further strengthens our cash position and provides additional financial resources as we continue to focus on bringing meaningful therapies to patients who are currently without effective treatment options.”

“Working with PhaseBio, we have been impressed by the company’s commitment to advancing novel therapies for patients with orphan diseases,” said Tom Gordon, Managing Director at Silicon Valley Bank. “We are excited for the future of PB2452 and look forward to our continued partnership with PhaseBio.”

About PB2452

PB2452 is a novel, recombinant, human monoclonal antibody antigen-binding fragment, or Fab fragment, designed to reverse the antiplatelet activity of ticagrelor in major bleeding and urgent surgery situations. In Phase 1 clinical and preclinical studies, PB2452 achieved immediate and complete reversal of ticagrelor’s antiplatelet activity, and has the potential to bring life-saving therapeutic benefit by increasing the safety of ticagrelor and mitigating concerns regarding the bleeding risk associated with antiplatelet drugs. There are currently no approved reversal agents for ticagrelor or any other antiplatelet drugs.

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies to treat orphan diseases, with an initial focus on cardiopulmonary disorders. The company’s lead development candidate is PB2452, a novel reversal agent for the antiplatelet therapy ticagrelor. PhaseBio is also leveraging its proprietary elastin-like polypeptide (“ELP”) technology platform to develop therapies with the potential for less-frequent dosing and improved pharmacokinetics. PhaseBio’s second product candidate PB1046, which is based on ELP, is a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension.

PhaseBio is located in Malvern, PA and San Diego, CA. For more information, please visit www.phasebio.com.

###

Investor Contact:

John Sharp

PhaseBio Pharmaceuticals, Inc.

Chief Financial Officer

(610) 981-6506

john.sharp@phasebio.com

Media Contact:

Sarah Hall

6 Degrees

(215) 313-5638

shall@6degreespr.com